Filed pursuant to Rule 424(b)(3)
Registration No. 333-145350
PROSPECTUS
156,977 Shares
WESTERN ALLIANCE BANCORPORATION
Common Stock

     The selling stockholders named in this prospectus may offer and sell up to 156,977 shares of our common stock. We are registering the resale of the offered shares as required by the terms of our agreement with the selling stockholders. We issued these shares in connection with the acquisition of Shine Investment Advisory Services, Inc. The registration of the offered shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. Although we will incur expenses of approximately $35,212 in connection with the registration of these shares, we will not receive any cash proceeds if they are sold. The selling stockholders, however, are responsible for their own brokerage commissions and similar expenses.
     Our common stock is listed on the New York Stock Exchange and trades on the exchange under the symbol “WAL.” On September 13, 2007, the last sale price of our common stock as reported on the New York Stock Exchange was $25.38 per share.
     Our principal executive offices are located at 2700 West Sahara Avenue, Las Vegas, Nevada 89102, and our telephone number at that address is (702) 248-4200.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of this prospectus and the risk factors that are incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2006, for information that you should consider before purchasing the securities offered by this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus is September 14, 2007.

ABOUT THIS PROSPECTUS
     We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.
WHERE YOU CAN FIND MORE INFORMATION
     Western Alliance Bancorporation (“Western Alliance”) is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file many of our documents electronically with the SEC, and you may access those documents over the Internet. The SEC maintains a “web site” that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s web site is “http://www.sec.gov.”
     Our common stock is quoted on the New York Stock Exchange under the symbol “WAL.”
     The SEC allows us to “incorporate by reference” the information we file with them in this prospectus. This helps us disclose certain information to you by referring you to the documents we file. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference each of the documents listed below.
(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007.

(b)	Our Quarterly Report on Form 10-Q for the quarters ending March 31, 2007 and June 30, 2007, filed with the SEC on May 10, 2007 and August 9, 2007, respectively.

(c)	Our Current Reports on Form 8-K filed with the SEC on April 2, 2007, April 23, 2007, July 18, 2007 and August 27, 2007.

(d)	The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on June 27, 2005, including any amendment or report filed for the purpose of updating such description.
     In addition, all documents and reports filed by Western Alliance subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     You may obtain copies of these documents, other than exhibits, free of charge by contacting Dale Gibbons, Executive Vice President and Chief Financial Officer, at our principal office, which is located at 2700 West Sahara Avenue, Las Vegas, Nevada 89102, or by telephone at (702) 248-4200.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We intend our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, forecasted demographic and economic trends relating to our industry and similar matters are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimate,” “potential” or “continue,” or the negative of these terms or other comparable terminology. We cannot promise you that our expectations in such forward-looking statements will turn out to be correct. Our actual results may differ materially from those projected in these statements because of various factors, including those discussed in this prospectus under the caption “Risk Factors” and those discussed in our Securities and Exchange Commission reports on Forms 10-K, 10-Q and 8-K, which are incorporated by reference in this prospectus.

SUMMARY
The Company
Western Alliance Bancorporation
We are a bank holding company headquartered in Las Vegas, Nevada. We provide a full range of banking and related services to locally owned businesses, professional firms, real estate developers and investors, local non-profit organizations, high net worth individuals and other consumers through our subsidiary banks and financial services companies located in Nevada, Arizona and California. We focus our lending activities primarily on commercial loans, which comprise a significant portion of our total loan portfolio. In addition to traditional lending and deposit gathering capabilities, we also offer a broad array of financial products and services aimed at satisfying the needs of small to mid-sized businesses and their proprietors, including cash management, trust administration and estate planning, custody and investments and equipment leasing.
The Offering

Common Stock Offered by Selling Stockholders	156,977 shares

Use of Proceeds	Western Alliance Bancorporation will not receive any of the proceeds from the sale of shares offered hereby. See “Use of Proceeds.”

New York Stock Exchange Symbol	WAL
RISK FACTORS
     Before purchasing the shares offered by this prospectus you should carefully consider the risk factors relating to Western Alliance Bancorporation incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2006, as well as the risks, uncertainties and additional information set forth in our Securities and Exchange Commission reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information.” Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described in the documents incorporated herein by reference.
USE OF PROCEEDS
     Western Alliance will not receive any of the proceeds from the sales of shares by the selling stockholders. Most of the costs and expenses incurred in connection with the registration under the Securities Act of the offered shares will be paid by Western Alliance. The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders, and share transfer and other taxes attributable to the sale of the offered shares.

SELLING STOCKHOLDERS
     A total of 156,977 shares of common stock may be sold pursuant to this prospectus. The shares of common stock offered by the prospectus were issued by us to certain persons in connection with the acquisition of Shine Investment Advisory Services, Inc. (“Shine”) in a private placement transaction.
     Since the selling stockholders may sell all, some or none of their shares received, Western Alliance cannot estimate the number of shares that will be sold by the selling stockholders or that will be owned by the selling stockholders upon completion of the offering.
     The table below sets forth information regarding the beneficial ownership of common stock by each selling stockholder. The offered shares represent less than 1% of Western Alliance’s common shares outstanding as of June 30, 2007.

	Number of Shares		Number of Shares
Name of Selling	Beneficially Owned	Number of Shares	Beneficially Owned
Stockholder	Prior to Offering	Offered Hereby	Following Offering

Sandra Eve	6,279	3,139	3,140*

Judith A. Shine	291,979	145,989	145,990*

Janet H. White	15,697	7,849	7,848*

*	Represents less than 1% of the outstanding shares of Western Alliance common stock.
PLAN OF DISTRIBUTION
     The selling stockholders may from time to time, in one or more transactions, sell all or a portion of the offered shares on the New York Stock Exchange or any other national securities exchange or quotation service on which the offered shares are listed or quoted at the time of sale, in the over-the-counter market, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or negotiated prices. The offering price of the offered shares from time to time will be determined by the selling stockholders and, at the time of determination, may be higher or lower than the market price of the common stock as quoted on the New York Stock Exchange. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of offered shares for whom they act as agents. Underwriters may sell offered shares to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Under agreements that may be entered into by Western Alliance, underwriters, dealers and agents who participate in the distribution of offered shares may be entitled to indemnification by Western Alliance against liabilities under the Securities Act or otherwise, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. The offered shares may be sold directly or through broker-dealers acting as principals or agents, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. Broker-dealers acting as principals or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of offered shares for whom they act as agents. The methods by which the offered shares may be sold include:
•	a cross or block trade in which the broker-dealer so engaged will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its accounts pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	an exchange distribution in accordance with the rules of the NASD;

•	short sales or borrowing, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales;

•	privately-negotiated transactions; and

•	underwritten transactions.
     The selling stockholders and any underwriters, dealers or agents participating in a distribution of the offered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling stockholders and commissions received by such broker-dealers may be deemed to be underwriting commissions under the Securities Act.
     When the selling stockholder elects to make a particular offer of shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholder and any other required information.
     To comply with applicable state securities laws in certain states, the offered shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the offered shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and satisfied.
     Western Alliance has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including:
•	all registration and filing fees,

•	printing expenses, and

•	fees and disbursements of counsel and accountants for Western Alliance.
     The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders and stock transfer and other taxes attributable to the sale of the offered shares. Western Alliance has also agreed to indemnify each of the selling stockholders against losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. The selling stockholders have agreed to indemnify Western Alliance, its officers and each person who controls, within the meaning of the Securities Act, Western Alliance, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to Western Alliance by the selling stockholder.
LEGAL MATTERS
     Randall S. Theisen, Esq., an attorney on Western Alliance’s legal staff, has passed upon the validity of the common stock offered pursuant to this prospectus. Mr. Theisen is Senior Vice President and General Counsel of Western Alliance and owns shares and holds options to purchase shares of Western Alliance common stock.
EXPERTS
     The consolidated financial statements of Western Alliance appearing in the Western Alliance Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by McGladrey & Pullen, LLP, independent registered public accountants, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.